Exhibit 99.1

Owl Rock and Dyal Complete Business Combination; Newly Formed Blue Owl Commences Trading on NYSE

•	Transaction combines Owl Rock Capital Group and Dyal Capital Partners to form Blue Owl Capital Inc.

•	Blue Owl will commence trading under the ticker “OWL” on the NYSE on May 20, 2021

•	As of 3/31, Blue Owl has $52.5 billion in AUM, 91% of which is permanent capital

•	Doug Ostrover will serve as Chief Executive Officer; Marc Lipschultz and Michael Rees will become Co-Presidents; and Alan Kirshenbaum will serve as Chief Financial Officer

New York, NY – May 20, 2021 – Owl Rock Capital Group and Dyal Capital Partners today announced the formation of Blue Owl Capital Inc. (NYSE: OWL), a publicly traded alternative asset management firm. Blue Owl is the result of the completion of the business combination with Altimar Acquisition Corporation (NYSE: ATAC). The transaction was unanimously approved by Altimar’s Board of Directors and was approved at an extraordinary general meeting of Altimar stockholders on May 18, 2021.

With the completion of the business combination, Blue Owl will offer public investors exposure to two of the fastest growing segments in alternative asset management: direct lending and GP capital solutions. As of March 31, 2021, the combined entity has $52.5 billion in assets under management, of which 91% is permanent capital. Blue Owl will derive its distributable earnings from fee-related earnings, and as a result is expected to provide investors with enhanced earnings visibility.

Blue Owl will be led by an experienced management team consisting of Chief Executive Officer Doug Ostrover, a co-founder of Owl Rock, Co-Presidents Marc Lipschultz, a co-founder of Owl Rock, and Michael Rees, founder of Dyal, and Chief Financial Officer Alan Kirshenbaum.

Doug Ostrover, CEO of Blue Owl, said: “Today marks an important milestone in our mission to provide both public investors access to the fastest growing areas of private markets and our clients with access to attractive private investments to help them achieve their return objectives. We are excited about the opportunity to deliver value for our shareholders by continuing to grow our leadership position in the alternative asset management industry.”

Michael Rees, Co-President of Blue Owl, commented: “As institutional investors continue to seek out alternative sources of returns and yield, our strategies are well positioned to meet their objectives as well as those of private investment managers. We look forward to continuing to be the partner of choice for participants across the institutional and alternative investing ecosystems and supporting private market firms as they continue to drive growth across their portfolios and the broader economy.”

Marc Lipschultz, Co-President of Blue Owl, added: “We are excited to bring Blue Owl to the public markets and offer investors unique exposure to direct lending and GP capital solutions, supported by a financial profile that offers enhanced earnings stability.”

About Blue Owl

Blue Owl Capital is an alternative asset manager that provides investors access to direct lending and GP capital solutions strategies through a variety of vehicles. The firm’s breadth of offerings and permanent capital base enables it to offer a differentiated, holistic platform of capital solutions to participants throughout the private market ecosystem, including alternative asset managers and private middle market corporations. The firm has approximately $52.5 billion of assets under management as of March 31, 2021. Blue Owl’s management team is comprised of seasoned investment professionals with more than 25 years of experience building alternative investment businesses. Blue Owl has approximately 250 employees across its Dyal Capital Partners and Owl Rock Capital divisions and has six offices globally. For more information, please visit us at www.blueowl.com.

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “should,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Blue Owl’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include the inability to recognize the anticipated benefits of the Business Combination; costs related to the Business Combination; the inability to maintain the listing of Blue Owl’s shares on the New York Stock Exchange (“NYSE”); Blue Owl’s ability to manage growth; Blue Owl’s ability to execute its business plan and meet its projections; potential litigation involving Blue Owl; changes in applicable laws or regulations; the possibility that Blue Owl may be adversely affected by other economic, business, and/or competitive factors; and the impact of the continuing COVID-19 pandemic on Blue Owl’s business.

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